Exhibit 99.2

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports 2014 Third-Quarter and Year-to-Date Results

•	Transformational momentum continues with solid operating results

•	Operating FFO up 44 percent over Q3 2013

•	FFO in line with consensus estimates

•	Overall comp NOI up 4.8 percent, with increases in all major property types

•	Increases in mall sales per square foot, same-space lease spreads, and apartment average rents

CLEVELAND, Ohio - November 3, 2014 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced Operating FFO, FFO, net earnings/loss and revenues for the three and nine months ended September 30, 2014.

Operating FFO
Operating FFO for the three months ended September 30, 2014 was $61.6 million, a 44 percent increase compared with $42.9 million for the three months ended September 30, 2013. For the first nine months of 2014, Operating FFO was $170.3 million, compared with $112.7 million for the nine months ended September 30, 2013. (Note that due to the company's change to a calendar yearend, which was effective December 31, 2013, prior-year third-quarter and year-to-date results referenced in this press release are for the three and nine months ended September 30, 2013, periods not previously reported by the company.)

Positive factors impacting third-quarter 2014 Operating FFO, compared with the third quarter of 2013, included reduced interest expense of $9.7 million from both lower corporate and mature property-level interest expense as a result of the company's de-leveraging strategy, increased net operating income from the company's mature portfolio of $6.4 million, and increased land sales at Stapleton in Denver of $5.6 million. In addition, the company had increased Operating FFO from other sources of $5.3 million, driven primarily by the strategic activation of entitled development opportunities, resulting in lower expensed overhead. These positive factors were partially offset by reduced Operating FFO from properties sold or joint ventured of $8.5 million.

Factors impacting Operating FFO for the quarter and year to date are illustrated in bridge diagrams included in the company's third-quarter 2014 supplemental package furnished to the Securities and Exchange Commission (SEC) and available on the company's website, www.forestcity.net.

Operating FFO is a non-GAAP measure derived from FFO. The company believes Operating FFO provides investors with additional information about its core operations. Included with this press release is a table reconciling FFO to Operating FFO.

FFO
Total FFO for the three months ended September 30, 2014 was $65.9 million, or $0.30 per share, compared with $78.4 million, or $0.35 per share, for the three months ended September 30, 2013. Year-to-date FFO was $174.4 million, compared with $198.0 million for the nine months ended September 30, 2013. Per-share amounts are on a fully diluted basis.

In addition to the factors listed above related to Operating FFO, third-quarter 2014 FFO results were negatively impacted primarily by lower gains on extinguishment of debt of $23.3 million and a lower quarter-over-quarter tax benefit of $12.9 million.

FFO and FFO per share are non-GAAP measures commonly used by publicly traded real estate companies. Included with this press release is a table reconciling net earnings (loss), the most comparable GAAP measure, to FFO.

Net Earnings/Loss
For the three months ended September 30, 2014, the company had net earnings attributable to common shareholders of $0.7 million, or $0.00 per share, compared with net earnings of $241.9 million, or $1.06 per share, for the third quarter of 2013. For the first nine months of 2014, the company had a net loss attributable to common shareholders of $76.8 million, or $0.39 per share, compared with net earnings of $187.1 million, or $0.88 per share, for the nine months ended September 30, 2013. Per-share amounts are on a fully diluted basis.

In addition to the factors mentioned previously related to Operating FFO and FFO, the net earnings variance in the third quarter was negatively impacted by lower gains on disposition of full or partial interests in rental properties of $264.5 million, net of tax, and reduced depreciation and amortization of real estate of $31.7 million. Both of these factors are primarily related to the company's regional mall joint venture with QIC, which closed in the third quarter of 2013.

Additional explanations of factors impacting FFO, Operating FFO and net earnings/loss for the three and nine months ended September 30, 2014, are included in the company's third-quarter 2014 supplemental package furnished to the SEC and available on the company's website, www.forestcity.net.

Revenues
Consolidated revenues for the three months ended September 30, 2014, were $234.7 million, compared with $276.7 million for the third quarter of 2013. Year-to-date consolidated revenues were $713.9 million, compared with $824.6 million for the nine months ended September 30, 2013. The year-over-year variance for both the third quarter and year to date was primarily related to the company’s 2013 regional mall joint venture with QIC, which resulted in the change from full consolidation accounting to equity method accounting for seven of the malls included in the joint venture.

Commentary
"Our third-quarter results continue the strong, positive momentum we saw in the second quarter, and reflect the strength and tremendous value in our portfolio, as well as the positive impact of our key strategies,” said David J. LaRue, Forest City president and chief executive officer. "Operating FFO was up sharply in the quarter, along with increases in all of our key operating metrics, compared with the same period in 2013.

"Overall comparable property net operating income, or comp NOI, was up 4.8 percent. Our apartments again had a solid quarter, with comp NOI up 3.4 percent against a 5.3 percent increase we reported in the third quarter last year. We also continue to see meaningful growth in average rents, particularly in our core markets, as well as increased comp occupancies.

"Our office portfolio also performed well, with comp NOI growth of 4.7 percent, despite the timing of a vacancy at University Park at MIT, the majority of which has already been re-leased. Results also reflect improved results at One Pierrepont Plaza in Brooklyn. On a rolling 12-month basis, leasing spreads remain strong in the office portfolio, with new, same-space leases up 6.1 percent.
"Retail comp NOI increased 6.5 percent. For the third quarter, Westchester's Ridge Hill in Yonkers was moved to our comparable properties and contributed meaningfully to quarterly comp NOI growth, as that property continues to gain market and retailer acceptance. Results in other parts of the retail portfolio were mixed as we move forward with renovation, expansion and re-merchandising programs at several of our regional malls. The benefit of those efforts and the overall strength of the retail portfolio are reflected in same-space retail leasing spreads up 25.4 percent at the end of the third quarter, on a rolling 12-month basis. Retail comp occupancies were up modestly, quarter over quarter, but were down sequentially from the second quarter, due to the addition of Ridge Hill to our comp results. Sales per square foot in our regional malls increased to $526 per square foot.

"Stapleton in Denver contributed significantly to our overall results again this quarter, with an increase in land sales of $5.6 million, compared with the third quarter of 2013. A total of 167 lots were sold to builders during the quarter, and the overall project is on pace to sell more than 600 lots in 2014 as we continue to develop this one-of-a-kind community.
"We continue to aggressively execute our key strategies, including improving our balance sheet and focusing on core products in strong markets, and the positive impact of these strategies can be seen clearly in our results for the quarter. We also continue to look for opportunities to monetize non-core assets and use the proceeds to further reduce debt and selectively invest in new opportunities. This includes our non-controlling minority ownership stake in the Brooklyn Nets, which is being actively marketed. In the course of that marketing effort, certain parties also expressed interest in potentially acquiring an interest in the Barclays Center arena. As a result, we made the decision to explore recapitalization of our stake in the arena. While there is no guarantee that we will be able to close a sale of all or any portion of our interest in the team or the arena, we believe now is the right time to explore the opportunities.
"At B2 BKLYN at Pacific Park Brooklyn, our immediate goal is to restart that project quickly and in the most cost-effective manner possible, and we are exploring multiple options to do so. We also continue to pursue a variety of legal remedies to resolve ongoing disputes with the construction contractor.
"We continue to activate entitled development opportunities in core markets and move new projects through our pipeline and into our portfolio. During the third quarter, we opened 3700M in Dallas's Uptown neighborhood, and expect to complete two apartment projects, Winchester Lofts in New Haven, Connecticut, and 2175 Market Street in San Francisco, and an expansion of our Antelope Valley Mall in Palmdale, California, by yearend. We also expect to start several additional new projects by yearend, including the first all-affordable apartment building at Pacific Park Brooklyn."

NOI, Occupancies and Rent
Overall comparable NOI increased 4.8 percent for the three months ended September 30, 2014, compared with the same period in 2013, with increases of 6.5 percent in retail, 3.4 percent in apartments and 4.7 percent in office.

Comparable office occupancies increased to 92.9 percent at September 30, 2014, compared with 92.5 percent at September 30, 2013. For the rolling 12-month period ended September 30, 2014, rent per square foot in new office same-space leases increased 6.1 percent over prior rents.

In the retail portfolio, comparable retail occupancies at the end of the third quarter increased to 92.1 percent, up from 91.6 percent at September 30, 2013. Retail occupancy results were impacted by the addition of Westchester's Ridge Hill to the company's comparable retail properties in the quarter. Sales in the company's regional malls averaged $526 per square foot on a rolling 12-month basis, up from $515 per square foot at June 30, 2014, and from $482 per square foot at September 30, 2013. For the rolling 12-month period ended September 30, 2014, new, same-space leases in the company's regional malls increased 25.4 percent over prior rents.

In the residential portfolio, average monthly rents for the company's comparable apartments rose to $1,393 year to date, a 3.3 percent increase compared with $1,349 for the nine months ended September 30, 2013. Comparable average rents in the company's core markets were $1,840, a 3.7 percent increase from $1,774 for the comparable period in 2013. Comparable economic occupancies year to date were 95.0 percent, up from 94.8 percent for the same period in 2013.

Comparable NOI, defined as NOI from stabilized properties operated in the three months ended September 30, 2014 and 2013, is a non-GAAP financial measure and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable NOI on the full-consolidation method and a reconciliation of NOI to earnings (loss) before income taxes.

Openings and Projects Under Construction and Development
During the third quarter, the company began phased opening of 3700M, a 381-unit apartment community in the Uptown neighborhood in Dallas. At September 30, 2014, Forest City had eight projects under construction at a total cost of $547.4 million ($440.0 million at the company's pro-rata share). These include B2 BKLYN, the status of which was addressed earlier in this press release. Additional projects currently under construction include the following:

•	2175 Market Street, an 88-unit apartment project in San Francisco, which is expected to open in the fourth quarter of 2014.

•	Winchester Lofts, a 158-unit adaptive reuse apartment project in New Haven, Connecticut, also expected to begin phased opening in the fourth quarter of 2014.

•
Antelope Valley Mall, a regional mall in Palmdale, California, is undergoing a 99,000-square-foot expansion and redevelopment of the former Harris/Gottschalks building, with work expected to be completed in the fourth quarter of 2014.

•
Galleria at Sunset, a regional mall in Henderson, Nevada, near Las Vegas, is undergoing a renovation and 32,000-square-foot restaurant-driven expansion that is expected to be completed in the second quarter of 2015.

•	300 Massachusetts Avenue, a 246,000-square-foot, fully leased office building at University Park at MIT in Cambridge, is expected to be completed in the first quarter of 2016.

In addition, two new projects began construction during the third quarter. They are:

•
Arris (formerly N Parcel), a 327-unit apartment community with 19,000 square feet of street-level retail, at The Yards in Washington, D.C. Arris, which is part of the company's multifamily development fund with the Arizona State Retirement System (ASRS), is expected to be completed in the first quarter of 2016.

•
Blossom Plaza, a 237-unit apartment community, also with 19,000 square feet of street-level retail, in the Chinatown neighborhood of Los Angeles. The project is expected to open in the second quarter of 2016. Blossom Plaza is also part of the company's ASRS development fund.

Major sources of entitled future development opportunities for the company include Pacific Park Brooklyn, The Yards in Washington, D.C., Stapleton in Denver, and projects that are part of the ASRS residential development fund. In the next 12 to 18 months, Forest City expects to start new multifamily projects representing approximately 3,900 rental residential units, with total costs of approximately $1.7 billion, or $580 million at the company's pro-rata share. The company also expects to start two office projects, one at the Science + Technology Park at Johns Hopkins in Baltimore, and the other at the Cornell NYC Tech project in New York City, both of which have a significant pre-lease commitment. In addition, the company expects to undertake expansions and renovations of three of its regional malls. Even with this strong project pipeline, the company will maintain a development ratio well below its stated maximum ceiling of 15 percent of total undepreciated assets.

Outlook
"We're pleased with the positive momentum evident in our third-quarter results, which clearly reflect the impact of our key strategies of de-leveraging and focusing on high-value properties in strong core markets," said LaRue. "As we continue the transformation of Forest City, we expect that momentum to continue.

"We believe the quality of our mature portfolio and pipeline of future opportunities, together with the skill of our operations and development teams, give us a strong and proven value-creation model. By executing our key strategies and transforming our business, we expect to continue to create significant value going forward."

Change in Fiscal Yearend
Due to the change of our fiscal yearend to December 31 from January 31, effective December 31, 2013, certain prior periods have been recast to present information for the three and nine months ended September 30, 2013 for comparability purposes to the three and nine months ended September 30, 2014.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.2 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package
Please refer to the Investor Relations section of the company's website at www.forestcity.net for a supplemental package, which the company will furnish to the SEC on Form 8-K. The supplemental package includes operating and financial information for the for the quarter ended September 30, 2014, with reconciliations of non-GAAP financial measures, such as Operating FFO, FFO, NOI, comparable NOI and results prepared using the pro-rata consolidation method, to their most directly comparable GAAP financial measures.

Investor Presentations
Please note the company periodically posts updated investor presentations on the Investors page of its website at www.forestcity.net. It is possible the periodic updates may include information deemed to be material. Therefore, the company encourages investors, the media, and other interested parties to review the Investors page of its website at www.forestcity.net for the most recent investor presentation.

FFO
The company uses FFO, along with net earnings (loss) to report its operating results. The majority of the company's peers in the publicly traded real estate industry are Real Estate Investment Trusts (“REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO provides supplemental information about the company's operations. Although FFO is not presented in accordance with GAAP, the company believes it is necessary to understand its business and operating results, along with net earnings, the most comparable GAAP measure.

FFO is defined by NAREIT as net earnings (loss) excluding the following items, at the company's proportionate share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax). Net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, is reconciled to FFO in the table titled Reconciliation of Net Earnings (Loss) to FFO below and in the company's supplemental package, which the company will furnish to the SEC on Form 8-K.

Operating FFO
The company defines Operating FFO as FFO adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of our properties; x) other transactional items; xi) the Nets pre-tax FFO; and xii) income taxes on FFO. The company believes its presentation of FFO and Operating FFO provides important supplemental information to its investors. Operating FFO may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method
This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities ("VIE"), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method below and throughout its supplemental package, which the company will furnish to the SEC on Form 8-K.

NOI
NOI, a non-GAAP measure, is defined as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity, impairment, interest expense, gain (loss) on extinguishment of debt and depreciation and amortization of unconsolidated entities). The company believes NOI provides additional information about the company's core operations and, along with earnings, is necessary to understand the business and operating results. NOI may not be directly comparable to similarly-titled measures reported by other companies.

Comparable NOI
In addition to NOI, the company uses comparable NOI as a metric to evaluate performance of its operating rental property portfolio, specifically for multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in both periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are removed from comparable NOI and are included in non-comparable NOI. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, the Nets, corporate activities and land are not evaluated on a same-store basis and the NOI from these properties and activities are considered non-comparable NOI.

Safe Harbor Language
Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and investing in a facility to produce modular units, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of its insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in the company's SEC filings, including but not limited to, the company's annual and quarterly reports.

Reconciliation of Net Earnings (Loss) to FFO
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$686	$241,856	$(76,786)	$187,325
Depreciation and Amortization—Real Estate Groups	70,927	102,597	217,594	284,623
Impairment of depreciable rental properties	—	6,870	129,059	8,045
Gain on disposition of full or partial interests in rental properties	(9,016)	(443,175)	(77,477)	(457,301)
Income tax expense (benefit) adjustment — current and deferred (1):
Gain on disposition of full or partial interests in rental properties	3,310	172,926	32,028	178,398
Impairment of depreciable rental properties	—	(2,668)	(50,053)	(3,124)
FFO	$65,907	$78,406	$174,365	$197,966

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$65,907	$78,406	$174,365	$197,966
If-Converted Method (adjustments for interest, net of tax):
3.625% Notes due 2014	—	22	—	1,645
5.000% Notes due 2016	382	382	1,147	1,147
4.250% Notes due 2018	2,277	2,277	6,830	6,830
3.625% Notes due 2020	1,664	1,324	4,993	1,324
FFO for per share data	$70,230	$82,411	$187,335	$208,912
Denominator:
Weighted average shares outstanding—Basic	198,893,584	197,442,451	198,328,900	190,919,579
Effect of stock options, restricted stock and performance shares	1,758,916	1,804,200	1,741,929	1,684,332
Effect of convertible preferred stock	—	—	—	185,199
Effect of convertible debt	32,138,215	29,877,940	32,138,215	29,813,775
Effect of convertible Class A Common Units	2,973,190	3,646,755	3,358,084	3,646,755
Weighted average shares outstanding - Diluted	235,763,905	232,771,346	235,567,128	226,249,640
FFO Per Share	$0.30	$0.35	$0.80	$0.92

(1)	The following table provides detail of income tax expense (benefit):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings:
Current taxes	$(6,922)	$(25,054)	$(13,504)	$(70,431)
Deferred taxes	3,247	8,505	230	29,494
Total income tax expense (benefit) on FFO	(3,675)	(16,549)	(13,274)	(40,937)

Income tax expense (benefit) on non-FFO
Disposition of full or partial interests in rental properties:
Current taxes	$10,415	$70,902	$26,171	$79,882
Deferred taxes	(7,105)	102,024	5,857	98,516
Disposition of full or partial interests in rental properties	3,310	172,926	32,028	178,398

Impairment of depreciable rental properties
Deferred taxes	$—	$(2,668)	$(50,053)	$(3,124)
Total income tax expense (benefit) on non-FFO	3,310	170,258	(18,025)	175,274
Grand Total	$(365)	$153,709	$(31,299)	$134,337

Reconciliation of FFO to Operating FFO - Pro-Rata Consolidation

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
	(in thousands)			(in thousands)
FFO	$65,907	$78,406		$174,365	$197,966
Net (gain) loss on land held for divestiture activity	—	8,126		—	(11,281)
Impairment of non-depreciable real estate	966	—		1,736	—
Write-offs of abandoned development projects and demolition costs	456	3,459		1,389	17,012
Tax credit income	(3,515)	(7,948)		(12,942)	(19,356)
(Gain) loss on extinguishment of debt	(300)	(23,616)		1,322	(19,443)
Change in fair market value of nondesignated hedges	55	4,771		3,046	6,496
Net gain on change in control of interests	—	—		(2,759)	(2,762)
Straight-line rent adjustments	779	(4,459)		(2,596)	(10,992)
Participation payments	—	1,431		1,469	2,801
Non-outlot land sales	—	—		—	(8,927)
Net loss on disposition of partial interest in development project	—	—		16,211	—
Nets Pre-tax FFO	947	(770)		2,361	2,128
Income tax benefit on FFO	(3,675)	(16,549)		(13,274)	(40,937)
Operating FFO	$61,620	$42,851	43.8%	$170,328	$112,705	51.1%

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$61,620	$42,851		$170,328	$112,705
If-Converted Method (adjustments for interest, pre-tax):
3.625% Notes due 2014	—	37		—	2,687
5.000% Notes due 2016	625	625		1,875	1,875
4.250% Notes due 2018	3,719	—		11,156	—
3.625% Notes due 2020	2,719	—		8,156	—
Operating FFO for per share data	$68,683	$43,513		$191,515	$117,267

Denominator:
Weighted average shares outstanding - Diluted (1)	235,763,905	206,764,752		235,567,128	206,778,087
Operating FFO Per Share	$0.29	$0.21		$0.81	$0.57

(1)
For the three and nine months ended September 30, 2013, weighted-average shares issuable upon the conversion of convertible debt of 26,006,594 and 19,471,553, respectively, were not included in the computation of diluted Operating FFO per share because their effect is anti-dilutive under the if-converted method. As a result, adjustments to Operating FFO are not required for interest expense of $5,881,000 and $13,319,000 for the three and nine months ended September 30, 2013, respectively, related to these securities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Operating FFO by segment:
Commercial Group	$45,582	$38,159	$114,691	$113,367
Residential Group	27,236	26,571	82,919	71,608
Arena	(249)	(136)	1,508	(3,630)
Land Group	13,081	7,869	37,012	17,590
Corporate Group	(24,030)	(29,612)	(65,802)	(86,230)
Operating FFO	$61,620	$42,851	$170,328	$112,705

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands)

	Three Months Ended September 30, 2014					Three Months Ended September 30, 2013
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$234,743	$18,865	$108,647	$—	$324,525	$276,693	$23,051	$97,957	$11,977	$363,576
Exclude straight-line adjustment	153	—	—	—	153	(4,112)	—	—	(216)	(4,328)
Add interest and other income	10,096	469	97	—	9,724	14,957	539	128	37	14,583
Equity in earnings (loss) of unconsolidated entities	19,346	17	(20,792)	—	(1,463)	44,003	472	(43,216)	—	315
Exclude net gain on land held for divestiture of unconsolidated entities	—	—	—	—	—	(79)	—	79	—	—
Exclude operating expenses of unconsolidated entities	49,266	—	(49,266)	—	—	46,836	—	(46,836)	—	—
Exclude gain on disposition of unconsolidated entities	(9,189)	—	9,189	—	—	(34,281)	—	34,281	—	—
Exclude depreciation and amortization of unconsolidated entities	22,329	—	(22,329)	—	—	18,004	—	(18,004)	—	—
Exclude interest expense of unconsolidated entities	25,858	—	(25,858)	—	—	24,339	—	(24,339)	—	—
Exclude (gain) loss on extinguishment of debt of unconsolidated entities	(312)	—	312	—	—	50	—	(50)	—	—
Adjusted revenues	352,290	19,351	—	—	332,939	386,410	24,062	—	11,798	374,146
Operating expenses	150,154	11,609	49,266	—	187,811	181,502	13,506	46,836	6,587	221,419
Operating expenses of unconsolidated entities	49,266	—	(49,266)	—	—	46,836	—	(46,836)	—	—
Write-offs of abandoned development projects and demolition costs	456	—	—	—	456	3,459	—	—	—	3,459
Non-Real Estate depreciation and amortization	1,217	—	—	—	1,217	1,119	—	—	—	1,119
Exclude straight-line rent adjustment	(626)	—	—	—	(626)	131	—	—	—	131
Adjusted operating expenses	200,467	11,609	—	—	188,858	233,047	13,506	—	6,587	226,128
Net operating income	$151,823	$7,742	$—	$—	$144,081	$153,363	$10,556	$—	$5,211	$148,018
Interest expense	(59,312)	(7,605)	(25,858)	—	(77,565)	(82,253)	(6,898)	(24,339)	(3,436)	(103,130)
Interest expense of unconsolidated entities	(25,858)	—	25,858	—	—	(24,339)	—	24,339	—	—
Gain (loss) on extinguishment of debt	(49)	(37)	312	—	300	23,666	—	(50)	—	23,616
Gain (loss) on extinguishment of debt of unconsolidated entities	312	—	(312)	—	—	(50)	—	50	—	—
Equity in (earnings) loss of unconsolidated entities	(19,346)	(17)	20,792	—	1,463	(44,003)	(472)	43,216	—	(315)
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	(8,925)	(720)	79	—	(8,126)
Net gain on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	79	—	(79)	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	(146)	27	9,189	—	9,016	386,559	—	34,281	22,335	443,175
Gain on disposition of unconsolidated entities	9,189	—	(9,189)	—	—	34,281	—	(34,281)	—	—
Impairment of consolidated and unconsolidated real estate	(966)	—	—	—	(966)	—	—	—	(6,870)	(6,870)
Depreciation and amortization—Real Estate Groups (a)	(54,294)	(4,888)	(21,521)	—	(70,927)	(87,113)	(4,821)	(17,261)	(3,044)	(102,597)
Amortization of mortgage procurement costs	(2,074)	(43)	(808)	—	(2,839)	(2,300)	(185)	(743)	(122)	(2,980)
Depreciation and amortization of unconsolidated entities	(22,329)	—	22,329	—	—	(18,004)	—	18,004	—	—
Straight-line rent adjustment	(779)	—	—	—	(779)	4,243	—	—	216	4,459
Earnings (loss) before income taxes	$(23,829)	$(4,821)	$20,792	$—	$1,784	$335,204	$(2,540)	$43,216	$14,290	$395,250

(a) Depreciation and amortization—Real Estate Groups	$54,294	$4,888	$21,521	$—	$70,927	$87,113	$4,821	$17,261	$3,044	$102,597
Depreciation and amortization—Non-Real Estate	1,217	—	—	—	1,217	1,119	—	—	—	1,119
Total depreciation and amortization	$55,511	$4,888	$21,521	$—	$72,144	$88,232	$4,821	$17,261	$3,044	$103,716

Reconciliation of Net Operating Income (non-GAAP) to Earnings (Loss) Before Income Taxes (GAAP) (in thousands) (continued)

	Nine Months Ended September 30, 2014					Nine Months Ended September 30, 2013
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Total revenues	$713,917	$61,972	$329,589	$7,029	$988,563	$824,574	$66,772	$297,558	$58,257	$1,113,617
Exclude straight-line adjustment	(4,235)	—	—	79	(4,156)	(11,638)	—	—	(691)	(12,329)
Add interest and other income	33,974	1,501	293	—	32,766	37,382	1,441	391	263	36,595
Equity in earnings (loss) of unconsolidated entities	80,543	94	(83,963)	—	(3,514)	59,270	(644)	(63,815)	—	(3,901)
Exclude net gain on land held for divestiture of unconsolidated entities	—	—	—	—	—	(2,590)	—	2,590	—	—
Exclude operating expenses of unconsolidated entities	147,346	—	(147,346)	—	—	140,367	—	(140,367)	—	—
Exclude gain on disposition of unconsolidated entities	(50,075)	—	50,075	—	—	(32,771)	—	32,771	—	—
Exclude depreciation and amortization of unconsolidated entities	66,901	—	(66,901)	—	—	56,166	—	(56,166)	—	—
Exclude interest expense of unconsolidated entities	81,763	—	(81,763)	—	—	73,723	—	(73,723)	—	—
Exclude gain on extinguishment of debt of unconsolidated entities	(16)	—	16	—	—	(761)	—	761	—	—
Adjusted revenues	1,070,118	63,567	—	7,108	1,013,659	1,143,722	67,569	—	57,829	1,133,982
Operating expenses	467,064	36,432	147,346	3,014	580,992	552,775	43,948	140,367	32,584	681,778
Operating expenses of unconsolidated entities	147,346	—	(147,346)	—	—	140,367	—	(140,367)	—	—
Write-offs of abandoned development projects and demolition costs	1,389	—	—	—	1,389	17,012	—	—	—	17,012
Non-Real Estate depreciation and amortization	3,484	—	—	—	3,484	3,679	—	—	—	3,679
Exclude straight-line rent adjustment	(1,560)	—	—	—	(1,560)	(1,337)	—	—	—	(1,337)
Adjusted operating expenses	617,723	36,432	—	3,014	584,305	712,496	43,948	—	32,584	701,132
Net operating income	$452,395	$27,135	$—	$4,094	$429,354	$431,226	$23,621	$—	$25,245	$432,850
Interest expense	(178,917)	(19,981)	(81,763)	(5,538)	(246,237)	(246,832)	(21,314)	(73,723)	(11,258)	(310,499)
Interest expense of unconsolidated entities	(81,763)	—	81,763	—	—	(73,723)	—	73,723	—	—
Gain (loss) on extinguishment of debt	(927)	(37)	16	(448)	(1,322)	18,718	—	761	(36)	19,443
Gain on extinguishment of debt of unconsolidated entities	16	—	(16)	—	—	761	—	(761)	—	—
Equity in (earnings) loss of unconsolidated entities	(80,543)	(94)	83,963	—	3,514	(59,270)	644	63,815	—	3,901
Net gain (loss) on land held for divestiture activity	—	—	—	—	—	3,383	(5,308)	2,590	—	11,281
Net gain on land held for divestiture activity of unconsolidated entities	—	—	—	—	—	2,590	—	(2,590)	—	—
Net loss on disposition of partial interest in development project	(19,590)	(3,379)	—	—	(16,211)	—	—	—	—	—
Net gain (loss) on disposition of rental properties and partial interests in rental properties	(613)	27	50,075	28,042	77,477	386,559	—	32,771	37,971	457,301
Gain on disposition of unconsolidated entities	50,075	—	(50,075)	—	—	32,771	—	(32,771)	—	—
Impairment of consolidated and unconsolidated real estate	(130,795)	—	—	—	(130,795)	(1,175)	—	—	(6,870)	(8,045)
Depreciation and amortization—Real Estate Groups (a)	(166,354)	(14,250)	(64,504)	(986)	(217,594)	(232,809)	(13,620)	(53,886)	(11,548)	(284,623)
Amortization of mortgage procurement costs	(5,967)	(293)	(2,397)	(41)	(8,112)	(7,567)	(530)	(2,280)	(483)	(9,800)
Depreciation and amortization of unconsolidated entities	(66,901)	—	66,901	—	—	(56,166)	—	56,166	—	—
Straight-line rent adjustment	2,675	—	—	(79)	2,596	10,301	—	—	691	10,992
Earnings (loss) before income taxes	$(227,209)	$(10,872)	$83,963	$25,044	$(107,330)	$208,767	$(16,507)	$63,815	$33,712	$322,801

(a) Depreciation and amortization—Real Estate Groups	$166,354	$14,250	$64,504	$986	$217,594	$232,809	$13,620	$53,886	$11,548	$284,623
Depreciation and amortization—Non-Real Estate	3,484	—	—	—	3,484	3,679	—	—	—	3,679
Total depreciation and amortization	$169,838	$14,250	$64,504	$986	$221,078	$236,488	$13,620	$53,886	$11,548	$288,302

	Net Operating Income (in thousands)
	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$74,524	$—	$—	$74,524	$71,627	$—	$—	$71,627	4.0%	4.0%
Adjusted operating expenses	33,414	—	—	33,414	33,011	—	—	33,011	1.2%	1.2%
Comparable NOI	41,110	—	—	41,110	38,616	—	—	38,616	6.5%	6.5%
Non-Comparable NOI	4,091	(34)	—	4,125	12,919	787	4,346	16,478
Total	45,201	(34)	—	45,235	51,535	787	4,346	55,094
Office Buildings
Comparable
Adjusted revenues	105,525	4,798	—	100,727	100,316	4,530	—	95,786	5.2%	5.2%
Adjusted operating expenses	46,274	2,512	—	43,762	43,593	2,220	—	41,373	6.2%	5.8%
Comparable NOI	59,251	2,286	—	56,965	56,723	2,310	—	54,413	4.5%	4.7%
Non-Comparable NOI	548	78	—	470	4,487	841	748	4,394
Total	59,799	2,364	—	57,435	61,210	3,151	748	58,807
Apartments
Comparable
Adjusted revenues	75,970	657	—	75,313	73,478	661	—	72,817	3.4%	3.4%
Adjusted operating expenses	34,022	252	—	33,770	32,814	156	—	32,658	3.7%	3.4%
Comparable NOI	41,948	405	—	41,543	40,664	505	—	40,159	3.2%	3.4%
Non-Comparable NOI	(2,251)	(28)	—	(2,223)	(22)	710	—	(732)
Total	39,697	377	—	39,320	40,642	1,215	—	39,427
Arena	8,257	3,687	—	4,570	8,991	4,276	—	4,715
Subsidized Senior Housing	3,890	71	—	3,819	3,364	212	—	3,152
Military Housing	4,898	—	—	4,898	4,387	89	—	4,298
Hotels	—	—	—	—	302	—	41	343
Land sales	—	—	—	—	502	—	—	502
Write-offs of abandoned development projects and demolition costs	(456)	—	—	(456)	(3,459)	—	—	(3,459)
Other (1)	(8,652)	(268)	—	(8,384)	(9,752)	(659)	76	(9,017)
Total Rental Properties
Comparable
Adjusted revenues	256,019	5,455	—	250,564	245,421	5,191	—	240,230	4.3%	4.3%
Adjusted operating expenses	113,710	2,764	—	110,946	109,418	2,376	—	107,042	3.9%	3.6%
Comparable NOI	142,309	2,691	—	139,618	136,003	2,815	—	133,188	4.6%	4.8%
Non-Comparable NOI	10,325	3,506	—	6,819	21,719	6,256	5,211	20,674
Total	152,634	6,197	—	146,437	157,722	9,071	5,211	153,862
Land Development Group	14,585	1,545	—	13,040	9,215	1,175	—	8,040
Corporate Activities	(15,396)	—	—	(15,396)	(13,574)	310	—	(13,884)
Grand Total	$151,823	$7,742	$—	$144,081	$153,363	$10,556	$5,211	$148,018

(1)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

	Net Operating Income (in thousands)
	Nine Months Ended September 30, 2014				Nine Months Ended September 30, 2013				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$194,731	$—	$—	$194,731	$192,501	$—	$—	$192,501	1.2%	1.2%
Adjusted operating expenses	87,757	—	—	87,757	86,074	—	—	86,074	2.0%	2.0%
Comparable NOI	106,974	—	—	106,974	106,427	—	—	106,427	0.5%	0.5%
Non-Comparable NOI	22,917	(34)	3,678	26,629	55,635	3,235	15,255	67,655
Total	129,891	(34)	3,678	133,603	162,062	3,235	15,255	174,082
Office Buildings
Comparable
Adjusted revenues	308,697	13,691	—	295,006	298,140	13,149	—	284,991	3.5%	3.5%
Adjusted operating expenses	133,639	6,799	—	126,840	131,179	6,435	—	124,744	1.9%	1.7%
Comparable NOI	175,058	6,892	—	168,166	166,961	6,714	—	160,247	4.8%	4.9%
Non-Comparable NOI	(814)	205	(43)	(1,062)	6,382	1,083	5,439	10,738
Total	174,244	7,097	(43)	167,104	173,343	7,797	5,439	170,985
Apartments
Comparable
Adjusted revenues	220,331	1,820	—	218,511	213,848	1,817	—	212,031	3.0%	3.1%
Adjusted operating expenses	98,918	699	—	98,219	97,726	544	—	97,182	1.2%	1.1%
Comparable NOI	121,413	1,121	—	120,292	116,122	1,273	—	114,849	4.6%	4.7%
Non-Comparable NOI	1,654	850	—	804	(176)	1,416	181	(1,411)
Total	123,067	1,971	—	121,096	115,946	2,689	181	113,438
Arena	29,478	13,615	—	15,863	19,674	9,350	—	10,324
Subsidized Senior Housing	10,971	214	—	10,757	10,654	417	—	10,237
Military Housing	15,578	47	—	15,531	16,339	306	—	16,033
Hotels	—	—	—	—	1,693	—	2,535	4,228
Land sales (1)	488	13	459	934	9,444	—	1,310	10,754
Write-offs of abandoned development projects and demolition costs	(1,389)	—	—	(1,389)	(17,012)	—	—	(17,012)
Other (2)	(31,288)	—	—	(31,288)	(37,987)	(2,523)	525	(34,939)
Total Rental Properties
Comparable
Adjusted revenues	723,759	15,511	—	708,248	704,489	14,966	—	689,523	2.7%	2.7%
Adjusted operating expenses	320,314	7,498	—	312,816	314,979	6,979	—	308,000	1.7%	1.6%
Comparable NOI	403,445	8,013	—	395,432	389,510	7,987	—	381,523	3.6%	3.6%
Non-Comparable NOI	47,595	14,910	4,094	36,779	64,646	13,284	25,245	76,607
Total	451,040	22,923	4,094	432,211	454,156	21,271	25,245	458,130
Land Development Group	41,100	4,212	—	36,888	19,872	2,350	—	17,522
Corporate Activities	(39,745)	—	—	(39,745)	(42,802)	—	—	(42,802)
Grand Total	$452,395	$27,135	$4,094	$429,354	$431,226	$23,621	$25,245	$432,850

(1)	Includes $8,927 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the nine months ended September 30, 2013.

(2)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.